December 24, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549
U.S.A.

Dear Ladies and Gentlemen:

Re:  Subaye, Inc.

We are the former independent auditors for Subaye, Inc. (the “Company”).  We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated December 27, 2010 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ DNTW

Chartered Accountants, LLP
Licensed Public Accountants